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October 4, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: ICMG REGISTERED VARIABLE LIFE SEPARATE ACCOUNT ONE ("SEPARATE ACCOUNT")
    ITT HARTFORD LIFE  AND ANNUITY INSURANCE COMPANY ("COMPANY").

Dear Sir/Madam:

In my capacity as General Counsel of the Company, I have supervised the establishment of the Separate Account by the Board of Directors of the Company as a separate account for assets applicable to Policies offered by the Company pursuant to Wisconsin law. I have participated in the preparation of the registration statement for the Separate Account on Form S-6 under the Securities Act of 1933 and the Investment Company Act of 1940 with respect to the Policies.

I am of the following opinion:

1. The Separate Account is a separate account of the Company validly existing pursuant to Wisconsin law and the regulations issued thereunder.

2. The assets held in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

3. The Policies are legally issued and represent binding obligations of the Company.

In arriving at the foregoing opinion, I have made such examination of the law and examined such records and other documents as in my opinion as are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the registration statement under the Securities Act of 1933.

Sincerely,

/s/ Lynda Godkin

Lynda Godkin
General Counsel & Secretary